Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock ETF Trust of our report dated June 22, 2026, relating to the financial statements and financial highlights of iShares Systematic Alternatives Active ETF, which appears in BlackRock ETF Trust’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2026. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 20, 2026